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                              Second Quarter 2000
                               FBR Group Earnings
                             Conference Call Script
                                 August 1, 2000


[Speaker:  Michael Robinson]

Good morning. This is Michael Robinson, Vice President of Corporate Communications and Investor Relations at Friedman Billings Ramsey Group. Before beginning our call, I would like to remind everyone that statements concerning future performance, developments or events, concerning expectations for growth, filed backlog and market forecasts, and any other guidance on present and future periods, constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties which might cause actual results or developments to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, the high degree of risk associated with venture capital investment, competition among venture capital firms, competition for business and personnel, available technologies, and general economic, political, and market conditions. Additional information concerning factors that could cause actual results to differ materially is contained in FBR's Annual Report on Form 10K and quarterly reports on Form 10Q.

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I would now like to turn over the call to our Chairman and Co-Chief Executive
Officer, Emanuel Friedman.

[New speaker:  Manny Friedman]

Thank you and good morning. As I'm sure you've seen by now, Friedman Billings Ramsey Group reported second quarter earnings this morning, with net income of $5.3 million, or $0.11 per share on a diluted basis. Revenue for the quarter was $43.5 million. Importantly, we continued to see our revenue this quarter grow across the entire company, as compared to the second quarter last year, even during a period of considerable market turmoil.

And, on a year to date basis, we had earnings of $0.24 (basic), and $0.23 (diluted) per share on revenue of $109.8 million, versus earnings of $0.12 (basic) and $0.12 (diluted) on revenue of $62.4 million for the same period in 1999.

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Before I turn the call over to our Chief Operating Officer, Bob Smith, for a detailed discussion of our earnings, I'd like to take a minute to tell you about the continued widening of FBR's revenue stream. Over the last several quarters the breadth of FBR's revenues have expanded to the point where we are no longer reliant on profits from a single department or group within the company to take us from quarter to quarter. Instead, by broadening our focus to include a host of activities in the capital markets, we now have the ability to pull different
- and many times, multiple - levers to maximize our revenue and generate significant shareholder value.

Our institutional brokerage success is a testament to the depth and breadth of our research department, as well as the skill of our traders.

As we saw in the second quarter, it's in times of increased market volatility that the value of institutional-quality research is fully appreciated.
Research, the cornerstone of FBR, is integral to everything we do, and is deeply appreciated by clients and investors alike. In June, one of our senior Internet analysts, David Hilal, was named the number one stock picker in the Internet sector by TheStreet.Com.

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With a steady stream of earnings in hand, we have embarked on a tightly-focused effort to invest in our future, with expanded research capabilities and institutional brokerage, including operations in the United States and Europe. We have continued to focus our investment banking resources on our core areas of strength: technology, energy, financial services, and real estate. During the second quarter, we also launched several new venture capital funds, and look forward to offering an expanded selection of products for individual investors once we close our pending acquisition of Rushmore Trust & Savings and Money Management Associates.

The expansion of our revenue stream cannot be underestimated in its importance. From investment banking, to institutional sales and trading, to venture capital, to our many online offerings, FBR is a broader and more diverse company today than it has ever been before. Quarter after quarter, we've demonstrated an ability to quickly move resources to take advantage of changes in the marketplace.

Together, both of these efforts form the basis of our long-term strategy for growth. Simply stated: we will continue to build on our core strengths in institutional brokerage, investment banking, and research, while expanding our venture capital and other attractive asset management and recurring fee-based businesses in a targeted and tightly-focused manner.

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With that, I'll turn the call over to Bob Smith for a detailed discussion of our second quarter earnings.

[New speaker:  Bob Smith]

Thank you Manny. Let me take a few minutes to talk with you this morning about our second quarter, and then we will be pleased to take your questions.

The second quarter was another good one for FBR. And, on a year to date basis, we had pre-tax earnings of $14.6 million, or after tax earnings of $0.24 per share on revenue of almost $110 million for the first half of the year.

Our institutional brokerage and alternative asset management revenues all grew over their levels in the second quarter a year ago.

While the second quarter of 2000 was a turbulent one in the capital markets with reduced activity for new issues and in the secondary markets generally, we were able to turn this turmoil to our advantage - recording $17.4 million in revenues from our institutional brokerage operations.

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As you know, our entire institutional brokerage group is organized into teams -
each one focused on a specific industry sector, or a group of related sectors. Teamed with our research and investment banking groups, this strategy has continued to pay off with more revenues, increased profits, and greater liquidity.

And, despite the widely-reported slowdown in initial public offerings during the second quarter, our investment banking team as a whole continued to execute transactions, with private placements and advisory assignments supplementing our traditionally strong underwriting role. During the quarter, we completed private placements and mergers and acquisitions assignments in deals totaling $394.5 million. These included the sales of Webcast to Ibeam and Prism Financial to the Royal Bank of Canada. We also completed a $191 million private placement, in what we believe is the largest transaction to date in the e-solutions space.

As these results make clear, the investments we've made over the last several years in expanding our research, trading, and investment banking capabilities across a range of industries is paying off. With a demonstrated ability to capture opportunity wherever it exists, our expertise spans several sectors, including technology, energy, financial services, and real estate. Our investment banking group is well-rounded and can benefit from multiple opportunities across the market. Similarly, we are well-positioned to benefit from the inevitable sector rotation in the capital markets.

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Also, our asset management revenue was up in the quarter with $13.8 million, as compared to $9.5 million for the second quarter in 1999. This includes returns from our arbitrage fund, FBR Technology Venture Partners, FBR Financial Services Partners, and our managed real estate investment trust.

Finally, let me mentioned our upcoming seventh annual Fall Investor Conference. With more than 1,200 global financial and technology leaders expected, the conference will be held September 10th through 12th in Washington. For a complete listing of the conference's sessions, please see our web site at www.fbr.com. Ted Leonsis, President, Interactive Properties Group, America
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Online, Inc., will give the keynote address at lunch on Monday, September 11th.

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With that, I would like to open the call for questions.  With me today are Co-
Chief Executive Officers, Manny Friedman, Eric Billings, and Russ Ramsey; and our Chief Financial Officer, Kurt Harrington.


[At end of Q&A]


If there are no further questions, that concludes our conference call for today. Thank you for joining us. Have a good day.

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